Exhibit 99.1

CannaVest Corp. Reports First Quarter 2015 Results

Las Vegas, Nevada, May 15, 2015 – CannaVest Corp. (OTCQB:CANV) (the “Company,” “CannaVest,” “our” and “we”), a leading manufacturer and distributor of hemp, cannabis derivative, and Cannabidiol (CBD) based products, today announced the Company's financial results for the three months ended March 31, 2015.

Financial Highlights for the three months ended March 31,
	2015	2014	% Change
GAAP Measures:
Product Sales, net	$2.7 million	$2.6 million	3.1%
Net loss	$(2.6) million	$(0.1) million	–
EPS - basic and diluted	$(0.08)	$(0.00)	–

Non-GAAP Measures (unaudited):
EBITDA	$(2.4) million	$0.7 million	–
Adjusted EBITDA	$(0.6) million	$0.8 million	–

A reconciliation and explanation of GAAP measures to non-GAAP measures is provided later in this release

“During the three months ended March 31, 2015, we continued to invest in and position CannaVest to build our brand and take advantage of the market demand for cannabidiol (“CBD”), cannabis derivative, and CBD-based products,” stated Michael Mona, Jr., Chairman and CEO of CannaVest. “One of our primary corporate objectives is to continue our market leadership in ‘mainstreaming’ CBD as a dietary supplement, beauty care product, and, as an ingredient for numerous other products for pet foods, vape products, specialty beverages and functional foods. We continue to make strong progress in meeting that objective with our focus on education and quality that has allowed CannaVest to begin penetrating the mainstream retail market. During the first three months of 2015 we signed new contracts for product placement in more than 75 mainstream retail locations. We anticipate this number to increase significantly throughout 2015. This progress, combined with our continued leadership in providing the highest quality hemp oil products, drove revenues up 3.1% to $2.7 million for the quarter.”

Operating Results for the three months ended March 31, 2015 and 2014

Revenue for the three months ended March 31, 2015 was $2.7 million, compared to $2.6 million for the first three months of 2014, an increase of 3.1%. The reason for relatively flat year-over-year quarterly sales was primarily due to sales during the first quarter of 2014 comprising of a single customer – HempMeds PX, LLC (“HempMeds”). During the third quarter of 2014 CannaVest terminated its agreement with HempMeds. Although terminating the agreement resulted in a temporary reduction to revenue it provided an opportunity for CannaVest to better control its sales channels, brand awareness and future profitability without having to rely on a single customer relationship. CannaVEST now has more than two thousand customers with a goal of continuing to increase and diversify its customer base.

Selling, general and administrative expenses for the three months ended March 31, 2015 were $4.0 million compared to $0.9 million for the three months ended March 31, 2014. The increase was related to increased personnel in all functional areas, further investment in technology infrastructure and increased legal and marketing expense. This increase is primarily driven by the continued growth of Company operations, increase in our headcount, marketing and legal expense, and stock based compensation. SG&A expense during the three months ended March 31, 2015 includes $1.8 million of stock-based compensation, a non-cash expense. There was no stock-based compensation expense for the three months ended March 31, 2014.

Research and development costs for the three months ended March 31, 2015 were $0.3 million compared to $0.2 million for the three months ended March 31, 2014. This includes the cost of process development, rental of laboratory space, personnel costs, laboratory supplies and product development and testing. The increase relates to expansion of our process development, increased laboratory space and increase in headcount. Research and development expense during three months ended March 31, 2015 includes $12,667 of stock-based compensation, a non-cash expense. There was no stock-based compensation expense for the three months ended March 31, 2014.

EBITDA for the first three months of 2015 was a loss of $2.4 million, compared to EBITDA of $0.7 million for the prior year period. Adjusted EBITDA, excluding non-cash stock based compensation and losses due to equity investments was a loss of $0.7 million in the first three months of 2015 compared to Adjusted EBITDA of $0.8 million in the prior year period.

The Company’s net loss for the three months ended March 31, 2015 was $2.6 million or $0.08 per share (basic and diluted), compared to a net loss of $0.1 million, or $0.00 per share (basic and diluted) for the three months ended March 31, 2014.

Balance Sheet Highlights

As of March 31, 2015, the Company had cash of approximately $2.2 million. Stockholders equity amounted to approximately $22.8 million as of March 31, 2015.

Non-GAAP Financial Measures

The Company reports EBITDA and Adjusted EBITDA to present information about its operating performance and financial position. We currently focus on EBITDA and Adjusted EBITDA to evaluate our business relationships and our resulting operating performance. EBITDA and Adjusted EBITDA are defined as (net income plus interest expense, income tax expense, depreciation and amortization), further adjusted to exclude certain non-cash expenses and other adjustments as set forth below. We present Adjusted EBITDA because we consider it an important measure of our performance and it is a meaningful financial metric in assessing our operating performance from period to period by excluding certain items that we believe are not representative of our core business, such as certain non-cash items and other adjustments. We believe that EBITDA and Adjusted EBITDA, viewed in addition to, and not in lieu of, our reported results in accordance with accounting principles generally accepted in the United States (“GAAP”), provides useful information to investors regarding our performance for the following reasons:

•	because non-cash equity grants made to employees and non-employees at a certain price and point in time do not necessarily reflect how our business is performing at any particular time, stock-based compensation expense is not a key measure of our operating performance; and
•	revenues and expenses associated with acquisitions, dispositions, equity issuance and related offering costs can vary from period to period and transaction to transaction and are not considered a key measure of our operating performance.

The reconciliation from net income to EBITDA and Adjusted EBITDA, both non-GAAP measures, is presented below for the three months ended March 31, 2015 and 2014:

	For the three months ended March 31,
	2015	2014

Net loss	$(2,648,809)	$(118,416)
Interest income	(37,041)	–
Interest expense	–	615,344
Amortization of purchased intangible assets	205,500	205,500
Depreciation of property & equipment	44,225	11,806
EBITDA	(2,436,125)	714,234

EBITDA Adjustments:
Stock-based compensation expense (1)	1,755,994	–
Allocated loss on KannaLife Sciences equity investment (2)	–	38,552
Total EBITDA Adjustments	1,755,994	38,552

Adjusted EBITDA	$(680,131)	$752,786

____________________

(1)	Represents stock-based compensation expense related to stock options awarded to employees, consultants and non-executive directors based on the grant date fair value under the Black-Scholes valuation model.

(2)	Represents allocated losses related to KannaLife Sciences investment.

EBITDA and Adjusted EBITDA are non-GAAP measures and do not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. The terms EBITDA and Adjusted EBITDA are not defined under GAAP, and EBITDA and Adjusted EBITDA are not measures of net income (loss), operating income or any other performance measure derived in accordance with GAAP.

EBITDA and Adjusted EBITDA have limitations as analytical tools and should not be consider in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	EBITDA and Adjusted EBITDA do not reflect all cash expenditures, future requirements for capital expenditures or contractual requirements;

•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, working capital needs; and

•	EBITDA and Adjusted EBITDA can differ significantly from company to company depending on strategic decisions regarding capital structure, the tax jurisdictions in which companies operate, the level of capital investment, thus, limiting their usefulness as comparative measures.

EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to us for investment in our business. We compensate for these limitations by relying primarily on GAAP results and using EBITDA and Adjusted EBITDA as supplemental information.

For further discussion of the Company’s financial results for the three months ended March 31, 2015, please refer to the Company’s consolidated financial statements and related Management Discussion and Analysis, which can be found at www.cannavest.com or EDGAR at www.sec.gov/edgar/searchedgar/webusers.htm in the Company’s Quarterly Report on Form 10-Q as filed with the U.S. Securities and Exchange Commission on May 15, 2015.

About CannaVest Corp.

CannaVest Corp. (OTCBB:CANV) is a leader in the procurement and wholesale of the hemp plant extract cannabidiol (CBD), and the development, marketing and sale of end consumer products containing CBD, which is refined into its own PlusCBD Oil™ brand. CannaVest resells raw industrial hemp product to third parties, acquired through supply relationships in Europe. CannaVest has primary offices and facilities in Las Vegas, Nevada and San Diego, California. Additional information is available from OTCMarkets.com or by visiting www.cannavest.com.

CannaVest Corp.’s subsidiaries include CannaVest Laboratories, LLC, which facilitates leading research and develops nutraceutical and food products, containing cannabidiol (CBD) oil, and is the developer and manufacturer of CannaVest’s own award winning CBD Simple ™, and US Hemp Oil, LLC, which provides seed procurement, cultivation, processing, and production consultation, and equipment to support U.S. farmers, researchers and businesses to cultivate and process industrial hemp in the U.S.

FORWARD-LOOKING DISCLAIMER

This press release may contain certain forward-looking statements and information, as defined within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the Safe Harbor created by those sections. This material contains statements about expected future events and/or financial results that are forward-looking in nature and subject to risks and uncertainties. Such forward-looking statements by definition involve risks, uncertainties.

Investor Contact:

MZ North America

Ted Haberfield, President

Direct: +1-760-755-2716

Email: thaberfield@mzgroup.us

Web: www.mzgroup.us.